Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER OF 2023, EARNINGS INCREASED $1,818,000 OVER THE SECOND QUARTER OF 2022

BILOXI, MS (July 26, 2023) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for the second quarter ending June 30, 2023.

Second Quarter Earnings

Net income for the second quarter of 2023 was $2,910,000 compared to net income of $1,092,000 for the second quarter of 2022. The earnings per weighted average common share for the second quarter of 2023 was $0.62 compared to earnings per weighted average common share of $0.23 for the second quarter of 2022. Per share figures are based on weighted average common shares outstanding of 4,678,186 for the second quarters of 2023 and 2022.

The improvement in net income for the second quarter of 2023 was primarily due to an increase in net interest income of $2,009,000 to $7,202,000 for the second quarter of 2023 as compared with $5,193,000 for the second quarter of 2022. This increase was mostly attributable to higher interest income on securities along with higher interest income on overnight fed funds and loans due to an increase in interest rates.

Net income for the first six months of 2023 increased $3,517,000 to $5,533,000 compared to net income of $2,016,000 for the first six months of 2022. The earnings per weighted average common share for the first six months of 2023 were $1.18 compared to earnings per weighted average common share of $0.43 for the first six months of 2022. Per share figures are based on weighted average common shares outstanding of 4,678,186 for the first six months of 2023 and 2022, respectively.

Return on average assets for the first six months of 2023 increased 0.79% to 1.27% compared to 0.48% for the first six months of 2022. The Company’s efficiency ratio decreased 22% to 62% for the first six months of 2023 compared to 84% for the first six months of 2022.

The improvement in net income for the six months of 2023 was primarily due to an increase in net interest income of $4,279,000 to $14,252,000 for the first six months of 2023 as compared with $9,973,000 for the first six months of 2022. This increase was mostly attributable to higher interest income on securities along with higher interest income on overnight fed funds and loans due to an increase in interest rates. For the first time since 2021, the Company recorded income tax expense in the first six months of 2023 because the Company utilized its remaining net operating loss carryforward during 2022.

Earnings for the first six months of 2023 were also improved by a negative credit loss provision created by a reduction in the allowance for credit losses of $297,000 following the recovery of a $468,000 loan that was previously charged off.

Asset Quality

During the first six months of 2023 one property in other real estate was sold which resulted in a loss of $62,000. Immediately thereafter, the balance in other real estate reached an all-time low of $1. However, on June 30, 2023, following a foreclosure, another large loan was charged off in the amount of $186,000 and the related property was moved into other real estate with a balance of $952,000. This increased the Bank’s other real estate balance to $952,000 as of June 30, 2023. Nevertheless, since this large loan was on nonaccrual prior to the foreclosure, the foreclosure and acquisition of the property into other real estate helped to decrease the Bank’s balance in nonaccrual loans by $1,354,000 to $87,000 as of June 30, 2023, compared to $1,441,000 as of December 31, 2022.

“The Bank’s management, continues to focus on maintaining high asset quality of the loan portfolio as well as solid interest income on both securities and loans, disposing of other real estate and accelerating future taxable income on securities by purchasing fewer tax-exempt investments and purchasing more taxable investments.” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity increased by $9,332,000 over the first six months of 2023 from $55,194,000 at December 31, 2022, to $64,526,000 at June 30, 2023. The improvement in shareholders’ equity was mainly due to a decrease in unrealized losses on available for sale securities of $4,441,000 and increased earnings of $5,533,000 less dividends of $561,000 paid out to shareholders for the first six months of 2023. Although the Company experienced increases in unrealized losses during 2022 attributable to $47,923,000 in unrealized losses on the available for sale securities portfolio as of December 31, 2022, that reduced accumulated other comprehensive income on the Company’s balance sheet, thereby reducing shareholders’ equity, these unrealized losses decreased to $43,482,000 as of June 30, 2023. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities, but they are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so therefore, does not foresee a sale of any affected securities in the near future, and it does not currently anticipate any realization of these losses that could impact the Company’s net income in the current year.

The available for sale securities portfolio consists primarily of U.S. Treasury securities. Most of the available for sale purchases in the treasury portfolio occurred by the end of 2021 and as these securities mature, they are being replaced by higher yielding treasury securities as the outstanding dollar amount continues to decline. The Bank’s leverage ratio and total risk-based capital ratios have not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 10.69% and 29.69%, respectively as of June 30, 2023.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured and the Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

Franchise tax

The Company paid $81,025 in franchise tax expense during the first six months of 2023 compared to $160,025 during the first six months of 2022. This expense will continue to decrease ratably each year until it is eliminated after 2027 due to legislative changes in Mississippi.

About the Company

Founded in 1896, with $896 million in total assets as of June 30, 2023, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission, www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net interest income	$7,202	$5,193	$14,252	$9,973
Provision for loan, securities & unfunded commitment losses	(312)	28	(297)	53
Non-interest income	1,803	1,598	3,510	3,192
Non-interest expense	5,596	5,671	11,268	11,096
Income tax expense	811	-	1,258	-
Net income	2,910	1,092	5,533	2,016
Earnings per share	$0.62	$0.23	$1.18	$0.43

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Allowance for credit losses on loans, beginning of period	$3,273	$3,368	$3,338	$3,311
Recoveries	492	36	563	144
Charge-offs	(231)	(53)	(387)	(129)
Provision for (reduction of ) loan losses	(310)	28	(280)	53
Impact of adopting ASC 326	-	-	(10)	-
Allowance for credit losses on loans, end of period	$3,224	$3,379	$3,224	$3,379

PERFORMANCE RATIOS
June 30,	2023	2022
Return on average assets	1.27%	0.48%
Return on average equity	18.64%	5.51%
Net interest margin	3.29%	2.45%
Efficiency ratio	62%	84%

BALANCE SHEET SUMMARY
June 30,	2023	2022
Total assets	$895,676	$866,501
Securities	552,240	567,358
Loans	234,280	234,731
Other real estate	952	417
Total deposits	810,498	779,470
Shareholders' equity	64,526	58,225
Book value per share	13.79	12.45
Weighted average shares	4,678,186	4,678,186

PERIOD END DATA
June 30,	2023	2022
Allowance for credit losses on loans as a percentage of loans	1.38%	1.44%
Loans past due 90 days and still accruing	$-	$-
Nonaccrual loans	$87	$562
Leverage ratio	10.69%	9.92%